                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            STONE ENERGY CORPORATION
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                              [STONE ENERGY LOGO]

                            STONE ENERGY CORPORATION

                              LAFAYETTE, LOUISIANA

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             THURSDAY, MAY 15, 1997

To the Stockholders:

     The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Stone Energy Corporation (the "Company") will be held on Thursday, May 15, 1997 at 10:00 a.m., local time, in the Denechaud Room of Le Pavillon Hotel, Baronne and Poydras Streets, New Orleans, Louisiana, for the following purposes:

     (1) To elect three directors to serve until the 2000 Annual Meeting of Stockholders;

     (2) To amend and restate the Company's 1993 Stock Option Plan;

     (3) To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

     (4) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on March 21, 1997, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                           By Order of the Board of Directors
                                            /s/ ANDREW L. GATES, III
                                              Andrew L. Gates, III
                                                   Secretary

March 31, 1997

                              [STONE ENERGY LOGO]

                            STONE ENERGY CORPORATION

                           625 E. KALISTE SALOOM ROAD
                           LAFAYETTE, LOUISIANA 70508
                                 (318) 237-0410

                        -------------------------------

                                PROXY STATEMENT
                        -------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Thursday, May 15, 1997 at 10:00 a.m., local time, in the Denechaud Room of Le Pavillon Hotel, Baronne and Poydras Streets, New Orleans, Louisiana, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to shareholders of the Company on or about April 4, 1997.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 21, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 15,015,408 shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to stockholders for the year ended December 31, 1996, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     Three directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors. Thus, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire on the dates of the Company's Annual Meetings of Stockholders in 1997, 1998 and 1999, respectively. D. Peter Canty, Raymond B. Gary and David R. Voelker have been nominated to serve in Class I and, if elected, will serve until the Company's 2000 Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. Each of the nominees for director currently serves as a director of the Company. The remaining six directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 1998 or 1999. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages as of March 15, 1997 and principal occupations of the nominees and directors, other directorships in certain companies held by them and the length of continuous service as a director of the Company.

                                                                                 DIRECTOR
                                       PRINCIPAL OCCUPATION AND DIRECTORSHIPS     SINCE      AGE
                                       --------------------------------------    --------    ---
CLASS I NOMINEES
D. Peter Canty.......................  President and Chief Operating Officer
                                         of the Company                            1993      50
Raymond B. Gary......................  Advisory Director, Morgan Stanley &
                                         Co. Inc.                                  1993      68
David R. Voelker.....................  Private investments                         1993      43

CLASS II DIRECTORS
B. J. Duplantis......................  Senior Partner of the law firm of
                                         Gordon, Arata, McCollam & Duplantis       1993      57
Michael L. Finch.....................  Executive Vice President and Chief
                                         Financial Officer of the Company          1993      41
John P. Laborde......................  Consultant to Tidewater Inc.;
                                         Director, Tidewater Inc., Stewart
                                         Enterprises, Inc., Stolt Comex
                                         Seaway, S.A. and American Bureau of
                                         Shipping                                  1993      73
CLASS III DIRECTORS
Robert A. Bernhard...................  Co-Chairman of Munn, Bernhard &
                                         Associates, Inc., an investment
                                         advisory firm                             1993      68
Joe R. Klutts........................  Vice Chairman of the Board of the
                                         Company                                   1993      62
James H. Stone.......................  Chairman of the Board and Chief
                                         Executive Officer of the Company;
                                         Director, Hibernia Corporation and
                                         Newpark Resources, Inc.                   1993      71

     Each of the nominees and directors has been engaged in the principal occupation set forth opposite his name for at least the past five years except as described below. The Company was formed in March 1993 to become a holding company for The Stone Petroleum Corporation ("TSPC") and its subsidiaries and certain partnership interests in three affiliated limited partnerships.

     James H. Stone has served as Chairman of the Board and Chief Executive Officer of the Company since March 1993, and as Chairman of the Board of TSPC since 1981 and served as President of TSPC from September 1992 to July 1993.

     Joe R. Klutts was named to his present position in March 1994. He has also served as a Director of TSPC since 1981. He served as President of the Company from March 1993 to February 1994, and as Executive

Vice President-Exploration and President of TSPC from 1981 to 1993 and from July 1993 to May 1994, respectively.

     D. Peter Canty has served as Chief Operating Officer of the Company since March 1993 and also served as an Executive Vice President until he was named as President of the Company in March 1994. Mr. Canty served as Vice President and Chief Geologist of TSPC from 1987 to May 1994, when he was named President of TSPC.

     Michael L. Finch has served as Executive Vice President and Chief Financial Officer of the Company since March 1993. From 1988 through July 1993, he was a partner in the firm of Finch & Pierret, CPAs, which performed a substantial amount of financial reporting, tax compliance and financial advisory services for TSPC and its affiliates.

     David R. Voelker has served as a Director of TSPC since 1991. He was a partner of Johnson Rice & Company from 1989 to February 1994.

     John P. Laborde served as Chief Executive Officer and Chairman of the Board of Tidewater Inc. from 1956 and 1968, respectively, to his retirement in October 1994. Mr. Laborde also served as President of Tidewater Inc. from 1958 to 1981 and from 1988 to his retirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth below certain information regarding beneficial ownership of Common Stock as of March 15, 1997 (unless otherwise indicated) by (i) each person known by the Company to own beneficially five percent or more of its outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers, (iii) each of the Company's directors and (iv) all executive officers and directors of the Company as a group.

                                                               BENEFICIAL OWNERSHIP(2)
                                                              -------------------------
                NAME OF BENEFICIAL OWNER(1)                     SHARES          PERCENT
                ---------------------------                   ----------        -------
C.S. McKee & Co., Inc.......................................   1,380,150(3)       9.2
James H. Stone..............................................   1,615,015(4)      10.7
Joe R. Klutts...............................................     478,270          3.2
D. Peter Canty..............................................     374,970(5)       2.5
Michael L. Finch............................................     375,671          2.5
Phillip T. Lalande..........................................      16,100          *
James H. Prince.............................................     271,522          1.8
David R. Voelker............................................     719,486(6)       4.8
John P. Laborde.............................................      10,333          *
Robert A. Bernhard..........................................     151,333(7)       1.0
Raymond B. Gary.............................................      47,592(8)       *
B. J. Duplantis.............................................       9,333          *
Executive Officers and Directors as a group (consisting of
  14 persons)...............................................   4,093,125         27.0

---------------

 *  Less than 1%.

(1) The address of C. S. McKee & Co., Inc. is One Gateway Center, 8th Floor, Pittsburgh, Pennsylvania 15222. The address of Mr. Stone is LL&E Tower, 909 Poydras, Suite 2650, New Orleans, Louisiana 70112.

(2) Under the regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by (i) Messrs. Stone, Canty, Klutts and Finch each include 15,000 shares, (ii) Mr. Prince includes 11,000 shares,
    (iii) Mr. Lalande includes 16,000 shares, (iv) Messrs. Voelker, Laborde, Bernhard, Gary and Duplantis each include 9,333 shares and (v) the executive officers and directors as a group includes 156,665 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(3) Based solely upon oral advice received from C. S. McKee & Co., Inc.

(4) Includes shares owned by two partnerships known as James H. Stone Interests and James H. Stone Interests II, of which Mr. Stone disclaims any pecuniary interest with respect to 47,017 and 16,234 shares, respectively. Also includes 5,200 shares held by Mr. Stone as trustee for the benefit of his two minor children, to which Mr. Stone disclaims any pecuniary interest.

(5) Includes 200 shares owned by Mr. Canty's wife.

(6) Includes 104,347 shares owned by the KGB Trust, of which Mr. Voelker is the sole trustee, 72,440 shares owned by two trusts for the benefit of Mr. Stone's minor children, of which Mr. Voelker is a trustee, and 479,570 shares owned by Frantzen/Voelker Investments, L.L.C. Mr. Voelker disclaims any pecuniary interest with respect to the shares owned by the trusts for the benefit of Mr. Stone's children.

(7) Includes 30,000 shares held by the Bernhard Trust "B" of which Mr. Bernhard is the trustee and a potential beneficiary, and 12,000 shares held by Mr. Bernhard's wife.

(8) Includes 20,000 shares owned by Mr. Gary's wife.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings and took action by written consent on two occasions during 1996. Each director attended at least 75% of the aggregate total meetings of the Board of Directors and any committee on which such director served. The Company has the following standing committees:

     AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Bernhard, Duplantis, Gary, Laborde and Voelker, met one time during 1996. Its principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company's accounting and internal control systems and principal accounting policies and to oversee the entire audit function, both independent and internal.

     COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Bernhard, Duplantis, Gary, Laborde and Voelker, met three times during 1996. Its principal functions are to review and approve the compensation of the officers and other employees of the Company. In addition, the Compensation Committee administers the Company's Stock Option and Incentive Compensation Plans and has the sole authority to make grants pursuant to such plans. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer.

     EXECUTIVE COMMITTEE. The Executive Committee, which currently consists of Messrs. Canty, Duplantis, Finch, Klutts and Stone, did not meet during 1996, but did take action by unanimous written consent on three occasions during 1996. Its principal function is to aid and assist the Company's management in the day-to-day operation of the Company.

     INVESTMENT COMMITTEE. The Investment Committee, which consists of Messrs. Bernhard, Canty, Finch and Stone, did not meet during 1996. Its principal functions are to determine the investment objectives for the Company's cash assets and select and supervise one or more investment managers.

                             EXECUTIVE COMPENSATION

     The following table sets forth annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1994, 1995 and 1996 of those persons who were, at December 31, 1996, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                      ------------------
                                                                          NUMBER OF
                                                                          SECURITIES          ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY    BONUS(1)    OTHER     UNDERLYING OPTIONS   COMPENSATION(2)
---------------------------   ----   --------   --------   -------    ------------------   ---------------
James H. Stone..............  1996   $145,000   $107,300   $    --          40,000             $21,160(3)
  Chairman of the Board and   1995    145,000         --        --              --               4,620
  Chief Executive Officer     1994    145,000    145,000    50,000(4)           --               4,620
D. Peter Canty..............  1996    135,000     99,900        --          25,000              13,902(5)(6)
  President and Chief         1995    135,000         --        --              --              11,472(6)
  Operating Officer           1994    135,000    135,000        --              --              11,472(6)
Michael L. Finch............  1996    120,000     88,800        --          25,000               4,500
  Executive Vice President
    and                       1995    120,000         --        --              --               4,620
  Chief Financial Officer     1994    120,000    120,000        --              --               3,736
Andrew L. Gates, III(7).....  1996    120,000     72,000        --          10,000               8,750(8)
  Vice President and General  1995     50,000      3,867        --          25,000               2,250
  Counsel                     1994         --         --        --              --                  --
Phillip T. Lalande..........  1996    100,000     70,000    15,047(9)           --              10,990(10)
  Vice President-Engineering  1995    100,000      7,735    15,793(9)       50,000              10,860(10)
                              1994     75,000     75,000    14,559(9)           --               4,620

---------------

 (1) The amounts reflected in the table for 1994, 1995 and 1996 represent bonuses paid in March 1995, February 1996 and February 1997, respectively, which related to performance in 1994, 1995 and 1996, respectively.

 (2) Except as indicated in the following notes, amounts in all other compensation reflect amounts contributed or accrued by the Company on behalf of the named executive officers under the Company's 401(k) profit sharing plan.

 (3) Includes $16,410 of premiums paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

 (4) Reflects amounts paid to Mr. Stone to reimburse him for a portion of the cost of life insurance policies maintained by him. The Company was not a beneficiary of such policies.

 (5) Includes $2,300 of premiums paid by the Company in 1996 for a life insurance policy as to which the Company is not a beneficiary.

 (6) A predecessor of TSPC entered into deferred compensation agreements with several of its employees, including Mr. Canty, prior to 1982. TSPC has purchased split-dollar life insurance policies to fund these agreements. A substantial portion of the face value of each of the policies is payable to the beneficiaries of the employees. See "-- Deferred Compensation Agreements." Of the amounts reflected in the table for each of 1994, 1995 and 1996, $6,852 is attributable to premiums paid by the Company pursuant to the policy relating to Mr. Canty.

 (7) Mr. Gates was employed by the Company on August 1, 1995.

 (8) Includes $4,000 of premiums paid by the Company for a life insurance policy as to which the Company is not the beneficiary.

 (9) Reflect amounts paid by a trust formed by the Company for the benefit of certain employees. Such trust holds net profits interests that burden properties acquired by the Company prior to July 1993.

(10) Includes $6,240 of premiums paid by the Company in each of 1995 and 1996 for a life insurance policy as to which the Company is not a beneficiary.

STOCK OPTIONS GRANTED IN 1996

     The following table contains certain information concerning nonqualified stock options granted to the named executive officers in 1996.

                                             INDIVIDUAL GRANTS
                         ---------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                         NUMBER OF                                                     AT ASSUMED ANNUAL RATES
                         SECURITIES   PERCENT OF TOTAL                               OF STOCK PRICE APPRECIATION
                         UNDERLYING   OPTIONS GRANTED    EXERCISE OR                     FOR OPTION TERMS(3)
                          OPTIONS       TO EMPLOYEES      BASE PRICE    EXPIRATION   ---------------------------
         NAME            GRANTED(1)       IN 1996        PER SHARE(2)      DATE          5%             10%
         ----            ----------   ----------------   ------------   ----------   -----------   -------------
James H. Stone.........    40,000          13.7%           $20.3125      8/20/06        $510,977      $1,297,916
D. Peter Canty.........    25,000            8.6            20.3125      8/20/06         319,316         809,322
Michael L. Finch.......    25,000            8.6            20.3125      8/20/06         319,361         809,322
Andrew L. Gates, III...    10,000            3.4            20.3125      8/20/06         127,744         323,729

(1) The options expire 10 years from the date of grant. Twenty percent of the options will vest on the first and each succeeding anniversary of the date of the grant.

(2) The exercise price of the options was based upon the average of the high and low sales price of the Common Stock on the New York Stock Exchange on the date of grant.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plan governing termination of options upon employment termination, transferability or vesting.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table contains certain information concerning the value of unexercised options at December 31, 1996. None of the named executive officers exercised any stock options during 1996.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                             OPTIONS AT DECEMBER 31, 1996      AT DECEMBER 31, 1996(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
James H. Stone.............................    15,000          50,000         $262,500        $557,500
D. Peter Canty.............................    15,000          35,000          262,500         414,063
Michael L. Finch...........................    15,000          35,000          262,500         414,063
Phillip T. Lalande.........................    16,000          44,000          280,000         770,000
Andrew L. Gates, III.......................     5,000          30,000           91,563         461,875

---------------

(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1996 of $29.875 and the per share exercise price of the stock option.

DEFERRED COMPENSATION AGREEMENTS

     A predecessor of the Company entered into deferred compensation and disability agreements (the "Deferred Compensation Agreements") with several of its employees, including D. Peter Canty, prior to 1982. Benefits under the Deferred Compensation Agreements have become fully vested. Benefits are payable in a fixed monthly amount at age 65 (or actual retirement, if later) until the later of the expiration of 180 months or the death of the employee. The Deferred Compensation Agreements also provide for monthly payments upon total disability until age 65 and certain benefits upon partial disability. Mr. Canty is entitled to receive on annual benefit at age 65 (or actual retirement, if later) of $28,500 under his Deferred Compensation Agreement.

     The Company has purchased split-dollar life insurance policies to fund its obligations under the Deferred Compensation Agreements. The policies are designed to have a cash surrender value at age 65 of the employee sufficient to fund the Company's obligations. The Company has the right to the cash surrender value of the policies. A substantial portion of each of the policies is payable to the beneficiaries of the employees and the remainder is payable to the Company. Premiums paid by the Company pursuant to the policy relating to Mr. Canty are included under "All Other Compensation" in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

     Pursuant to the Company's 1993 Nonemployee Directors' Stock Option Plan (the "Directors' Plan"), directors of the Company who are not officers or employees of the Company or any of its subsidiaries ("Nonemployee Directors") will receive, upon the date of their initial election to the Board of Directors of the Company, a nonqualified stock option to purchase 1,000 shares of Common Stock. Further, as of the date of each annual meeting of the stockholders of the Company, each Nonemployee Director who has already received his initial option grant as described in the preceding sentence will receive a nonqualified stock option to purchase 5,000 shares of Common Stock. Each option will have an exercise price equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in shares of Common Stock (valued at fair market value at the date of exercise), or by a combination of such means of payment. Generally, the fair market value of a share of Common Stock on a particular date is equal to the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on such date. Effective as of the date of the Company's 1996 Annual Meeting of Stockholders, each of Messrs. Gary, Voelker, Duplantis, Laborde and Bernard were granted an option to purchase 5,000 shares of Common Stock at an exercise price of $17.8125 per share pursuant to the Directors' Plan.

     Except upon the occurrence of a Change of Control (as defined in the Directors' Plan), all options granted under the Directors' Plan have a maximum term of five years and will vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the occurrence of a "Change of Control," each option will be exercisable in full.

     Beginning in 1997, Nonemployee Directors are paid $1,500 each quarter, plus $1,000 for attending each of the four regularly scheduled meetings of the Board of Directors. Each Nonemployee is also reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

TRANSACTIONS WITH MANAGEMENT AND CERTAIN STOCKHOLDERS

     Set forth below is a description of certain transactions entered into between the Company and certain of its officers, directors and stockholders.

     James H. Stone and Joe R. Klutts collectively own 9% of the working interests in the Weeks Island Field. These interests were acquired at the same time as the Company's predecessor acquired its interests in the Weeks Island Field. In their capacity as working interest owners, they are required to pay their proportional share of all costs and are entitled to receive their proportional share of revenues.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's principal duties are to review and approve the compensation of the officers and other employees of the Company. In addition, the Compensation Committee administers the Company's Stock Option Plan and has the sole authority to make grants pursuant to such plan. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer.

     EXECUTIVE COMPENSATION. The Committee believes that compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but should also serve to align the interests of executive officers with those of stockholders. To achieve these ends, in addition to a competitive yet modest base salary, the Company has adopted both short-term and long-term incentive compensation plans that are dependent upon the Company's performance. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

     Base Salary. While the Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the Committee has established a philosophy of generally providing more conservative base salaries and more aggressive incentive compensation opportunities than the market in order to strongly emphasize pay-for-performance. The specific competitive markets considered depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. In 1995, the Committee concluded that 1995 and 1996 base salary compensation for each member of the executive group did not require adjustment because total compensation for each such member, including salary, bonus and other benefits, was near the average for companies primarily engaged in oil and gas exploration of comparable size in revenues to the Company. The Committee intends to review the executive group's salaries on a biannual basis and adjust them if they deviate substantially from the average for other companies, including the Peer Group, and salary levels implied by other market data.

     Incentive Compensation. The Company's Annual Incentive Compensation Plan was terminated in 1996 and, in lieu thereof, the Committee adopted a discretionary bonus program that ties bonuses to several performance criteria, including the annual return on the Company's Common Stock (including dividends and price appreciation), how such return compares to the average annual return on the common stock of the Peer Group, and the annual increase in earnings and cash flow per share and in the net asset value of the Company. The Peer Group consists of the companies named under the heading "Stockholder Return Performance Presentation." To the extent that performance criteria are met, an incentive pool is generated. The amount of the incentive pool, however, may not exceed the aggregate base salary of all eligible employees for the relevant plan year, and no individual award to an eligible employee may exceed such employee's base salary for the relevant plan year.

     The Committee is responsible for determining the participants, performance criteria to be used, award levels and allocation of generated incentives. Any allocated incentives are awarded to individuals, including executive officers, based upon a combination of group and individual performance factors. It is the overall objective of the Company that the Incentive Plan not reward employees until the Company's stockholders have been appropriately rewarded for investing in the Company. The Committee is not required to grant awards for all amounts available under the Incentive Plan. For the 1996 performance year, a total of $2.1 million was available for awards and $1.7 million was paid. Awards granted to the named executive officers for the 1996 performance year are presented under "Bonus" in the Summary Compensation Table.

     Stock Option Plan. Assuming that Item 2 is approved at the Annual Meeting, the Company's Stock Option Plan will authorize the Committee to award stock options to purchase up to 1,170,000 shares of Common Stock to employees of the Company. The Committee determined that this number was comparable, as a percentage of outstanding stock, to the number of shares available for grant under stock option plans of the companies comprising the Peer Group. The Committee generally grants non-statutory options at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options generally have ten-year terms, with exercise restrictions that lapse over a five-year period.

     Stock option grants are designed to align the long-term interests of the Company's employees with those of its stockholders by directly linking compensation to stockholder return, as well as by enabling employees to develop and maintain a significant, long-term equity ownership position in the Company.

     Awards of stock options to the named executive officers in 1996 pursuant to the Stock Option Plan are presented under "Long-Term Compensation Awards" in the Summary Compensation Table. Such awards were granted in order to provide the named executive officers with further incentive with respect to the

Company's future performance, to further align the interests of such executive officers with those of the Company's stockholders, to provide additional incentive for such executive officers to continue in their positions with the Company and to award such executive officers for their contribution to the Company's performance in 1996. In considering the grants to the named executive officers, the Compensation Committee noted that no options had been granted to three of the four officers receiving grants since the Company's initial public offering in July 1993.

     401(k) Plan. Under the Company's 401(k) profit sharing plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Code). The plan provides that a discretionary match of employee deferrals may be made by the Company in cash or shares of Common Stock. The amounts held under the plan are to be invested among various investment funds maintained under the plan in accordance with the directions of each participant.

     Salary deferral contributions are 100% vested. Matching contributions are vested over a period of five years at the rate of 20% per year. If a participant terminates employment with the Company after attaining age 65 or by reason of death or disability, however, the participant will be fully vested in his or her share of Company matching contributions. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment. In addition, hardship distributions to participants from the plan are available under certain conditions. The amount of benefits ultimately payable to a participant under the plan depends on the level of the participant's elective deferrals under the plan, the amount of Company matching contributions made to the plan and the performance of the investment funds maintained under the plan in which contributions are invested.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Company's Chief Executive Officer, James H. Stone, is a competitive, but conservative, base salary and incentive compensation based upon the Company's performance.

     Base Salary. Mr. Stone's base salary for 1996 remained unchanged from 1995 for the reasons described under "Executive Compensation -- Base Salary," above.

     Incentive Compensation. Mr. Stone was awarded a $107,300 bonus for the 1996 performance year. This award was based upon the criteria set forth above under "Executive Compensation -- Incentive Compensation."

     Stock Option Plan. Mr. Stone was granted options to purchase 40,000 shares of Common Stock pursuant to the Stock Option Plan in 1996. These awards were based on the factors described above under "Executive Compensation -- Stock Option Plan."

                                            Compensation Committee

                                            David R. Voelker
                                            John P. Laborde
                                            Robert A. Bernhard
                                            Raymond B. Gary
                                            B. J. Duplantis

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

          1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on July 8, 1993 at the initial public offering price of the Company's Common Stock of $12 per share and the closing price of the stocks comprising the S&P 500 and the Peer Group, respectively, on such date. The Company's Common Stock began trading on the New York Stock Exchange on July 9, 1993.

          2. Peer Group investment is weighted based upon the market capitalization of each individual company within the Peer Group at the beginning of the period.

          3. Dividends are reinvested on the ex-dividend dates.

        Measurement Period
      (Fiscal Year Covered)                SGY            Peer Group           S&P 500
07/08/93                                       100.00             100.00             100.00
12/31/93                                       112.50              91.89             103.97
12/31/94                                       160.42              81.34             102.37
12/31/95                                       128.12              99.04             137.29
12/31/96                                       248.96             164.56             165.11

     The companies that comprise the Company's current Peer Group are as follows: Barrett Resources Corporation, Cabot Oil & Gas Corporation, Clayton Williams Energy, Inc., Cross Timbers Oil Company, Devon Energy Corporation, Newfield Exploration Company, Nuevo Energy Company, Pogo Producing Company, Snyder Oil Corporation, Southwestern Energy Company, Tom Brown, Inc., United Meridian Corporation, Vintage Petroleum, Inc. and The Wiser Oil Company.

                                    ITEM 2.

       AMENDMENT AND RESTATEMENT OF THE COMPANY'S 1993 STOCK OPTION PLAN

     At the Annual Meeting, the stockholders will be asked to approve an amendment and restatement (the "Restatement") of the 1993 Stock Option Plan (the "1993 Plan"). The primary purposes of the Restatement are to qualify income generated in connection with the exercise of stock options as "performance-based" for purposes of Section 162(m) of the Code (as described below) and to increase the number of shares of Common Stock that may be issued pursuant to the 1993 Plan by an amount equal to 10% of the shares issued by the Company in its secondary public offering in November 1996. At the time of adoption of the 1993 Plan and the Directors' Plan, such plans provided for the issuance in the aggregate of up to approximately 10% of the number of shares of Common Stock to be outstanding immediately after the Company's initial public offering in July 1993.

     The primary amendments to be effected by the Restatement are (a) the number of shares of Common Stock subject to the 1993 Plan will be increased by 320,000 and (b) a limit of 100,000 shares will be imposed on the number of shares of Common Stock that may be subject to options granted under the 1993 Plan to any one individual during a calendar year. The Restatement was unanimously approved by the Board of Directors on March 21, 1997, subject to stockholder approval at the Annual Meeting. If the Restatement is not approved by the stockholders of the Company at the Annual Meeting, then no further options will be granted under the 1993 Plan from and after the date of the Annual Meeting.

     The 1993 Plan is designed to provide a means whereby certain employees of the Company and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.

     Set forth below is a summary of the terms of the Restatement, which summary is qualified in its entirety by reference to the full text of the Restatement, a copy of which is attached hereto as Appendix A.

NUMBER OF SHARES SUBJECT TO THE 1993 PLAN

     The aggregate maximum number of shares authorized to be issued under the 1993 Plan pursuant to grants of stock options is 1,170,000 shares of Common Stock. The maximum number of shares of Common Stock which may be the subject of stock options granted under the 1993 Plan to any one individual during any calendar year may not exceed 100,000 shares. In each case, these numbers may be adjusted upon a reorganization, stock split, recapitalization or other change in the Company's capital structure. As of March 14, 1997, 9,000 shares of Common Stock have been issued under the 1993 Plan in connection with the exercise of stock options, and 630,000 shares of Common Stock are subject to options currently outstanding.

ADMINISTRATION

     The 1993 Plan is administered by a committee (the "Committee") of, and appointed by, the Board of Directors, and such committee must be comprised solely of two or more directors who are both (a) outside directors (within the meaning of Section 162(m) of the Code) and nonemployee directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). No member of the Committee is eligible to receive a stock option under the 1993 Plan. The Compensation Committee of the Board of Directors currently serves as the Committee.

     The Committee has full authority, subject to the terms of the 1993 Plan, to establish rules and regulations for the proper administration of the 1993 Plan, to select the persons to whom stock options are granted, and to set the date of grant and the other terms of the options. When granting options, the Committee considers such factors as an employee's duties and present and potential contributions to the Company's success.

     The Board of Directors may from time to time amend the 1993 Plan; however, no amendment which modifies the class of eligible employees or increases the number of shares of Common Stock authorized or available under the 1993 Plan may be adopted without the prior approval of the stockholders of the Company.

ELIGIBILITY

     All of the employees of the Company and its subsidiaries (including an employee who may also be an officer or director of any such company) are eligible to participate in the 1993 Plan. The selection of employees, from among those eligible, who will receive stock options is within the discretion of the Committee.

TERM OF 1993 PLAN

     The 1993 Plan was originally effective as of July 8, 1993. The Restatement will be effective as of the date of the Annual Meeting if it is approved by the Company's stockholders. No further options may be granted under the 1993 Plan after July 8, 2003, and the 1993 Plan will terminate thereafter once all options have been exercised or expired. The Board of Directors may, however, terminate the 1993 Plan at any time without prejudice to the holders of any then outstanding options.

STOCK OPTIONS

     GENERAL. The 1993 Plan provides for granting (a) "incentive stock options" as defined in Section 422 of the Code and (b) stock options that do not constitute incentive stock options ("non-statutory stock options"). The status of each grant of options will be designated by the Committee at the time of grant. All options will be evidenced by a written contract containing provisions consistent with the 1993 Plan and such other provisions as the Committee deems appropriate. The term of each option will be as specified by the Committee at the date of grant (but not more than 10 years in the case of incentive stock options). The effect of an employee's termination of employment by reason of death, retirement, disability or otherwise will be specified in the option contract that evidences each option grant.

     SIZE OF GRANT; OPTION PRICE. The number of shares for which an option is granted to an employee will be determined by the Committee. The option price will also be determined by the Committee and will be no less than the fair market value of the shares on the date that the option is granted. The option price upon exercise may, at the discretion of the Committee, be paid by an employee in cash, other shares of Common Stock owned by the employee, or by a combination of cash and Common Stock. Additionally, stock appreciation rights may be granted to eligible employees, in conjunction with incentive stock options or non-statutory stock options. Stock appreciation rights give the holder, among other things, the right to a payment in cash, Common Stock, or a combination thereof, in an amount equal to the difference between the fair market value of the Common Stock at the date of exercise and the option exercise price. The 1993 Plan also allows the Committee, in its discretion, to establish procedures pursuant to which an optionee may effect a cashless exercise of an option through a brokerage firm.

     TRANSFERABILITY. No option is transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and only the employee or his guardian or legal representative may exercise any option during the employee's lifetime.

CORPORATE CHANGE

     The 1993 Plan provides that, upon a Corporate Change (as hereinafter defined), the Committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash, adjust the outstanding options as appropriate to reflect such Corporate Change, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. The 1993 Plan provides that a Corporate Change occurs (a) if the Company is dissolved and liquidated, (b) if the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (c) if the Company sells, leases or exchanges all or substantially all of its assets, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company's voting stock or (e) if, after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the Board of Directors.

FEDERAL INCOME TAX ASPECTS OF THE 1993 PLAN

     NON-STATUTORY STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option such as those under the 1993 Plan (whether or not including a stock appreciation right) and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a non-statutory stock option or a stock appreciation right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax withholding requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option or a stock appreciation right, any appreciation after the date of exercise should qualify as capital gain. If the shares received upon the exercise of an option or a stock appreciation right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company's tax deduction (assuming any federal income tax withholding requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-statutory stock option or stock appreciation right.

     INCENTIVE STOCK OPTIONS The incentive stock options under the 1993 Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "holding period"). In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must be included in the optionee's alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

     Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

     SECTION 162(M) OF THE CODE. Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on
Section 162(m) of the Code and the regulations issued thereunder, the Company believes that the income generated in connection with the exercise of stock options granted under the 1993 Plan should qualify as performance-based compensation and, accordingly, the Company's deduction for such compensation should not be limited by Section 162(m) of the Code.

     The 1993 Plan is not qualified under section 401(a) of the Code. Based upon current law and published interpretations, the Company does not believe the 1993 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

     The comments set forth in the above paragraphs are only a summary of certain of the federal income tax consequences relating to the 1993 Plan. No consideration has been given to the effects of state, local, or other tax laws on the 1993 Plan or option recipients.

     Approval of the Restatement shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
RESTATEMENT.

                                    ITEM 3.

                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1997. The Company is advised that no member of Arthur Andersen LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                    ITEM 4.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1998 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company at the address indicated on the second page of this proxy statement, so that the Secretary receives it no later than November 30, 1997.

                                            By Order of the Board of Directors

                                                    Andrew L. Gates, III
                                                         Secretary

March 31, 1997

                                                                      APPENDIX A

                            STONE ENERGY CORPORATION
                             1993 STOCK OPTION PLAN

             [AS AMENDED AND RESTATED EFFECTIVE AS OF MAY 15, 1997]

                             I. PURPOSE OF THE PLAN

     The STONE ENERGY CORPORATION 1993 STOCK OPTION PLAN (the "Plan") is intended to provide a means whereby certain employees of STONE ENERGY CORPORATION, a Delaware corporation (the "Company"), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. Accordingly, the Company may grant to certain employees ("Optionees") the option ("Option") to purchase shares of the common stock of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan may be either incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), ("Incentive Stock Options") or options which do not constitute Incentive Stock Options.

     The Plan as set forth herein constitutes an amendment and restatement of the Plan as previously adopted by the Company, and shall supersede and replace in its entirety such previously adopted plan. This amendment and restatement of the Plan shall be effective as of May 15, 1997, provided this amendment and restatement of the Plan is approved by the stockholders of the Company on such date at the Company's 1997 Annual Meeting of Stockholders. If this amendment and restatement of the Plan is not so approved by the stockholders, then no Options shall be granted under the Plan on or after May 15, 1997.

                               II. ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"), and the Committee shall be comprised solely of two or more directors who are both (a) outside directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and (b) nonemployee directors (within the meaning of Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")). The Committee shall have sole authority to select the Optionees from among those individuals eligible hereunder and to establish the number of shares which may be issued under each Option; provided, however, that, notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Options granted under the Plan to an individual Optionee during any calendar year may not exceed 100,000 (subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced. In selecting the Optionees from among individuals eligible hereunder and in establishing the number of shares that may be issued under each Option, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Optionees, in establishing the number of shares which may be issued under each Option and in construing the provisions of the Plan shall be final.

                             III. OPTION AGREEMENTS

     (a) Each Option shall be evidenced by a written agreement between the Company and the Optionee ("Option Agreement") which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe; provided, that, except as provided in Subparagraph VIII(c) hereof, the Committee shall retain final authority (i) to determine whether an Optionee shall be permitted, or (ii) to approve an election by an Optionee, to receive cash in full or partial settlement of Stock Appreciation Rights. Moreover, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such option price. Further, an Option Agreement may provide for a "cashless exercise" of the Option pursuant to procedures established by the Committee (as the same may be amended from time to time).

     (b) For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the high and low sales prices of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

     (c) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

                          IV. ELIGIBILITY OF OPTIONEE

     Options may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted; provided, however, that members of the Committee shall not be eligible to be granted Options. Options may be granted to the same individual on more than one occasion. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the fair market value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.

                         V. SHARES SUBJECT TO THE PLAN

     The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 1,170,000 shares of Stock. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan to the extent permitted under Rule 16b-3. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

                                VI. OPTION PRICE

     The purchase price of Stock issued under each Option shall be determined by the Committee, but such purchase price shall not be less than the fair market value of Stock subject to the Option on the date the Option is granted.

                               VII. TERM OF PLAN

     The Plan originally became effective on July 8, 1993 (the "Original Effective Date"). This amendment and restatement of the Plan shall be effective as provided in Paragraph I. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph IX, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from the Original Effective Date.

                    VIII. RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (a) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or
(4) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option.

     (d) For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or
(iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (e) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required stockholder action.

     (f) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                    IX. AMENDMENT OR TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the Optionee without the consent of such Optionee; and provided, further, that the Board may not, without the approval of the stockholders of the Company, make any alteration or amendment which would
(a) increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan or (b) change the class of individuals eligible to receive Options under the Plan.

                               X. SECURITIES LAWS

     (a) The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

     (b) It is intended that the Plan and any grant of an Option made to a person subject to Section 16 of the 1934 Act meet the requirements of Rule 16b-3 so that any transaction under the Plan involving a grant, award, or other acquisition from the Company or disposition to the Company is exempt from
Section 16(b) of the 1934 Act. If any provision of the Plan or any such Option would result in any such transaction not being exempt from Section 16(b) of the 1934 Act, such provision or Option shall be construed or deemed amended so that such transaction will be exempt from Section 16(b) of the 1934 Act.